Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated September 28, 2022, (except for the May 1, 2023 reverse stock split and change in authorized shares discussed in Notes 1 and 8 as to which the date is August 11, 2023), on the consolidated financial statements of Propanc Biopharma, Inc. and Subsidiary for the years ended June 30, 2022 and 2021, included herein on the registration statement of Propanc Biopharma, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 11, 2023